Filed Pursuant to Rule 424(b)(3) and Rule 424(b)(8)
Registration Statement No. 333-200212

Amendment No. 2 dated May 14, 2015* PRICING SUPPLEMENT (To Product Supplement dated November 14, 2014 and Prospectus dated November 14, 2014)

$750,000,000 UBS AG FI Enhanced Large Cap Growth ETN due June 19, 2024

The UBS AG FI Enhanced Large Cap Growth ETN due June 19, 2024 (the “Securities”) are a series of FI Enhanced ETNs linked to the Russell 1000® Growth Total Return Index (the “Index”). The Securities are senior unsecured debt securities issued by UBS AG (UBS). The Securities are designed to provide a two times leveraged long exposure to the performance of the Index compounded on a quarterly basis, reduced by the Accrued Fees (as defined in the accompanying product supplement). Because the Securities are two times leveraged with respect to the Index, the Securities may benefit from two times any positive, but will be exposed to two times any negative, quarterly compounded performance of the Index. The return on the Securities, however, can, and most likely will, differ significantly from two times the return on a direct investment in the Index. The Securities are very sensitive to changes in the performance of the Index, and returns on the Securities may be negatively impacted in complex ways by volatility of the Index on a quarterly basis.

The Securities should be purchased only by knowledgeable investors who understand the potential consequences of investing in the Index and of seeking quarterly compounding leveraged investment results. Investors should actively and frequently monitor their investment in the Securities.

You will receive a cash payment at maturity, acceleration or upon exercise by UBS of its call right based on the quarterly compounded leveraged performance of the Index less the Accrued Fees, calculated as described in the accompanying product supplement. Payments upon early redemption are calculated in the same manner except that a Redemption Fee (as defined in accompanying product supplement) will be deducted. You will not receive any interest payments or coupon payments during the term of the Securities. In particular, you will not receive any periodic payments based on dividends on the Index Constituent Securities (as defined in the accompanying product supplement); however, because the Securities are linked to a “total return” index, dividends on the Index Constituent Securities are reflected in the level of the Index.

Payment at maturity, early redemption, acceleration or upon exercise by UBS of its call right will be subject to the creditworthiness of UBS. In addition, the actual and perceived creditworthiness of UBS will affect the interim market value, if any, of the Securities. Investing in the Securities involves significant risks. You may lose some or all of your initial investment at maturity, early redemption, acceleration or upon exercise by UBS of its call right if the quarterly compounded leveraged return of the Index is not sufficient to offset the negative effect of the Accrued Fees and the Redemption Fee and/or the Loss Rebalancing Fee, if applicable.

The general terms of the FI Enhanced ETNs are described in the accompanying product supplement under the heading “General Terms of the Securities”, beginning on page S-35 of the product supplement. These general terms include, among others, the manner in which any payments on the Securities will be calculated, such as the payment at maturity, the Redemption Amount, the Call Settlement Amount or the Acceleration Amount, as applicable. These general terms are supplemented and/or modified by the specific terms of the Securities listed below. If there is any inconsistency between the terms described in the accompanying product supplement and the accompanying prospectus, and those described in this pricing supplement, the terms described in this pricing supplement will be controlling. Capitalized terms used herein but not otherwise defined have the meanings specified in the accompanying product supplement.

The principal terms of the Securities are as follows:

Issuer:	UBS AG, London Branch

Initial Trade Date:	June 10, 2014

Initial Settlement Date:	June 13, 2014

Term:	10 years, subject to your right to receive payment for your Securities upon redemption, acceleration upon minimum indicative value or exercise by UBS of its call right, each as described in the accompanying product supplement.

Denomination/Principal Amount:	$100.00 per Security

Maturity Date:	June 19, 2024, subject to adjustment

Underlying Index:	The return on the Securities is linked to the Russell 1000® Growth Total Return Index. The level of the Index reflects both the price performance of the Index Constituent Securities and the reinvestment of dividends on the Index Constituent Securities. For a detailed description of the Index and its methodology, see “Russell 1000® Growth Total Return Index” beginning on page PS-10.

See “Risk Factors” beginning on page PS-1 of this pricing supplement and on page S-20 of the accompanying product supplement for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

UBS Investment Bank	(cover continued on next page)

Amendment No. 2 to the Pricing Supplement dated May 14, 2015

Annual Tracking Rate:	0.85% per annum

Financing Spread:	0.44% per annum

Loss Rebalancing Fee:	Upon each occurrence of a Loss Rebalancing Event, you will incur a 0.05% reduction in the LR Current Principal Amount of Your Securities and may also have a further reduction due to a breakage computation. See “General Terms of the Securities — Loss Rebalancing Event Upon Large Decreases in the Indicative Value” on page S-44 of the accompanying product supplement for the definition of the Loss Rebalancing Fee and all other defined pertaining to the Loss Rebalancing Event.

First Redemption Date:	June 20, 2014 for Regular Redemptions, June 26, 2014 for Large Redemptions

Final Redemption Date:	June 14, 2024

First Call Date:	The first date that UBS may exercise its Call Right is June 15, 2015

Quarterly Initial Closing Level for the Initial Calendar Quarter:	826.0448, the Index Closing Level (as defined in the accompanying product supplement) on the Initial Trade Date.

Quarterly Reset Dates:	For each calendar quarter, the Quarterly Reset Date is the first Trading Day of that quarter beginning on October 1, 2014 and ending on April 1, 2024, subject to adjustment.

Quarterly Valuation Dates:	For each Quarterly Reset Date, the Quarterly Valuation Date is the last Trading Day of the previous calendar quarter, beginning on September 30, 2014 and ending on March 28, 2024, subject to adjustment.

Floor Level:	The “Floor Level” is equal to $20.00 (subject to adjustment as described under “Valuation of the Index and the Securities — Split or Reverse Split of the Securities” in the accompanying product supplement).

Index Sponsor:	Russell Investments, a subsidiary of Russell Investment Group (“Russell”).

Listing:	The Securities have been approved for listing, subject to official notice of issuance, on NYSE Arca under the symbol “FBGX”

Calculation Date:	June 10, 2024, unless that day is not a Trading Day, in which case the Calculation Date will be the next Trading Day, subject to adjustment.

Index Symbol:	RU10GRTR (NYSE and Bloomberg)

Intraday Indicative Value Symbol:	FBGXIV (Bloomberg)

CUSIP No.:	902677780

ISIN No.:	US9026777808

On the Initial Trade Date, we sold $550,000,000 aggregate Principal Amount of Securities to UBS Securities LLC at 100.00% of their stated Principal Amount. After the Initial Trade Date, from time to time we may sell a portion of the Securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100.00% of the price at which the Securities are sold to the public, less any commissions paid to UBS Securities LLC. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities and may receive a portion of the Accrued Tracking Fee. Please see “Supplemental Plan of Distribution” on page PS-18 for more information.

We may use this pricing supplement, the accompanying product supplement and the accompanying prospectus in the initial sale of the Securities. In addition, UBS Securities LLC or another of our affiliates may use this pricing supplement, the accompanying product supplement and the accompanying prospectus in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

*This Amendment No. 2 to the pricing supplement dated June 10, 2014 (as amended, the “pricing supplement”) relates to $750,000,000 stated principal amount of the Securities, $550,000,000 stated principal amount of which we refer to as the “original securities” and $200,000,000 stated principal amount of which we refer to as the “reopened securities”. This Amendment No. 2 to the pricing supplement is being filed for the purpose of (i) updating the aggregate Principal Amount and (ii) updating information concerning the Russell 1000® Growth Total Return Index. Otherwise, all terms of the Securities remain as stated in the pricing supplement, as amended by Amendment No. 1.

PS-ii

UBS has filed a registration statement (including a prospectus as supplemented by a product supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling 203 719 7777.

You may access these documents on the SEC website at www.sec.gov as follows:

Prospectus dated November 14, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413375/d816529d424b3.htm

Product Supplement dated November 14, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413491/d823309d424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated November 14, 2014, and references to the “accompanying product supplement” mean the UBS product supplement “UBS AG FI Enhanced ETN,” dated November 14, 2014.

You should rely only on the information incorporated by reference or provided in this pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the Securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

PS-iii

Risk Factors

We issued the Securities initially in an amount having a stated principal amount of $550,000,000 on June 10, 2014 and issued additional securities having a stated principal amount of $200,000,000. The reopened Securities, together with the original securities that we have issued to the date of this Amendment No. 2 to the pricing supplement, have identical terms and are part of a single series of debt securities issued under our indenture more particularly described in the accompanying prospectus. In this pricing supplement, the term “Securities” collectively refers to the reopened Securities and the original securities that we have issued, unless the context otherwise requires.

Your investment in the Securities will involve significant risks. The Securities are not secured debt and are significantly riskier than ordinary unsecured debt securities. Unlike ordinary debt securities, the return on the Securities is linked to the performance of the Index. The Securities are two times leveraged with respect to the Index and, as a result, may benefit from two times any positive, but will be exposed to two times any negative, quarterly performance of the Index. As described in more detail below, the trading price of the Securities may vary considerably before the Maturity Date, due to, among other things, fluctuations in the markets to which the Index Constituent Securities are tied and events that are difficult to predict and beyond our control. Investing in the Securities is not equivalent to investing directly in the Index Constituent Securities or in the Index itself.

As more fully described in the accompanying product supplement, investing in the Securities, a series of FI Enhanced ETNs, involves significant risks. In addition to the risks relating to the Index, the structure of the Securities involves the risk of loss of your entire investment, leverage risk, correlation and compounding risk and market risk, among other complex risks. In addition, you will not receive any interest payments or coupon payments during the term of your Securities. As a result, the Securities may not be a suitable investment for some investors. We urge you to read the more detailed explanation of these risks described under “Risk Factors” in the accompanying product supplement, together with “Considerations Relating to Indexed Securities” in the accompanying prospectus and the other information in this pricing supplement, the accompanying product supplement and the accompanying prospectus, before investing in the Securities.

You will not receive interest payments or coupon payments on the Securities and there is no guarantee that you will receive your initial investment back or any return on the Securities.

You will not receive any periodic interest payments, coupon payments or other cash distributions on the Securities. While the dividends paid on the Index Constituent Securities are reflected in the level of the Index, you will not receive any periodic interest or coupon payments based on such dividends. No payments will be made on your notes prior to the Maturity Date, Call Settlement Date, Redemption Date or Acceleration Settlement Date, as applicable. Further, as described in the accompanying product supplement, there is no guarantee that you will receive at maturity, early redemption, acceleration or upon exercise by UBS of its call right, your initial investment back or any return on that investment. We urge you to read the more detailed explanation of the structure of the Securities and the risks associated with the Securities under “Risk Factors” in the accompanying product supplement.

Risks of investing in equity securities.

The Index is comprised of equity securities. Common stock holds the lowest priority in the capital structure of a company, and therefore takes the largest share of the company’s risk and its accompanying

Risk Factors

volatility. An adverse event, such as an unfavorable earnings report, may depress the value of a particular common stock. In addition, the level of the Index can rise or fall sharply due to general market factors, such as market volatility, interest rate levels and economic and political conditions. Decreases in the prices of the Index Constituent Securities will result in a decrease in the Index level and, therefore, may have an adverse effect on the market value of the Securities.

In addition, common stock does not assure dividend payments, and common stockholders may receive dividends only after the company has provided for payment to its creditors, bondholders and preferred stockholders. Dividends are paid only when declared by an Index Constituent’s board of directors, and the amount of any dividend may vary over time.

Any change in the dividends paid by or the dividend policies of the Index Constituents may have an adverse impact on the performance of the Index, and therefore the market value of the Securities.

The Index is a total return index, which means that the level of the Index reflects both the price performance of the Index Constituent Securities, as well as the reinvestment of dividends paid on the Index Constituent Securities. As a result, any change in the amount of dividends paid on the Index Constituent Securities may have an adverse impact on the level of the Index, and therefore on the market value of the Securities. The issuers of the Index Constituent Securities may decide at any time to alter its dividend policies, including by ceasing to pay dividends entirely, and have no obligation to consider the interests of holders of the Securities when making such decisions.

UBS and its affiliates have no affiliation with the Index Sponsor and are not responsible for its public disclosure of information.

We and our affiliates are not affiliated with the Index Sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index. If the Index Sponsor discontinues or suspends the calculation or publication of the Index, or if the Index Sponsor terminates our right to use the Index, it may become difficult to determine the market value of the Securities and the payment at maturity, early redemption, acceleration or upon exercise by UBS of its call right. The Calculation Agent may designate a successor index. If the Calculation Agent determines that no successor index comparable to the Index exists, the payment you receive at maturity, early redemption, acceleration or upon exercise by UBS of its call right will be determined by the Calculation Agent, as described under “General Terms of the Securities — Discontinuance of or Adjustments to the Relevant Index; Alteration of Method of Calculation” and “— Calculation Agent” in the accompanying product supplement. The Index Sponsor is not involved in the offer of the Securities in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

We have derived the information about the Index Sponsor and the Index from publicly available information, without independent verification. UBS has not conducted any independent review or due diligence of the Index or the Index Sponsor, including the publicly available information with respect to the Index Sponsor or the Index. You, as an investor in the Securities, should make your own independent investigation into the Index Sponsor and the Index.

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service (“IRS”) regarding the tax treatment of the Securities, and the IRS or a

Risk Factors

court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences”. You should consult your tax advisor about your own tax situation.

The IRS released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis, whether gain or loss recognized upon the sale or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities. The outcome of this process is uncertain.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. We intend to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” unless and until such time as there is a change in law or the Treasury Department or IRS determines that some other treatment is more appropriate.

Hypothetical Examples

The following four examples illustrate how the Securities would perform at maturity, early redemption or upon exercise by UBS of its call right, in hypothetical circumstances. We have included an example in which the Index Closing Level increases at a constant rate of 3.00% per quarter for twenty quarters (Example 1), as well as an example in which the Index Closing Level decreases at a constant rate of 3.00% per quarter for twenty quarters (Example 2). In addition, Example 3 shows the Index Closing Level increasing by 3.00% per quarter for the first ten quarters and then decreasing by 3.00% per quarter for the next 10 quarters, whereas Example 4 shows the reverse scenario of the Index Closing Level decreasing by 3.00% per quarter for the first ten quarters, and then increasing by 3.00% per quarter for the next ten quarters. For ease of analysis and presentation, the following four examples assume that the term of the Securities is twenty quarters, the last Trading Day of the Call Measurement Period, or the Redemption Valuation Date, occurs on the quarter end and (i) that no acceleration upon minimum indicative value has occurred, (ii) that no Loss Rebalancing Event has occurred and (iii) that there was no Large Redemption request made during the term of the Securities.

The following assumptions are used in each of the four examples:

➢	the initial level for the Index is 1000;

➢	the rate used to compute the Redemption Fee (as defined in the accompanying product supplement) is 0.125%;

➢	the Financing Rate (the Financing Spread plus three month LIBOR, as defined in the accompanying product supplement) is 0.70%;

➢	the Current Principal Amount (as defined in the accompanying product supplement) on the first day is $100.00; and

➢	the Annual Tracking Rate is 0.85%.

The examples highlight the effect of two times leverage and quarterly compounding, and the impact of the Accrued Fees (as defined in the accompanying product supplement) on the payment at maturity, early redemption, or upon exercise by UBS of its call right, under different circumstances. The assumed Financing Rate is not an indication of the Financing Rate throughout the term of the Securities. The Financing Rate will change during the term of the Securities, which will affect the performance of the Securities.

Because the Accrued Fees take into account the quarterly performance of the Index, as measured by the Index Closing Level, the absolute level of the Accrued Fees are dependent on the path taken by the Index Closing Level to arrive at its ending level. The figures in these examples have been rounded for convenience. The Current Principal Amount figures for quarter twenty are as of the end of the hypothetical Final Measurement Period, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the indicated formula.

Hypothetical Examples

Example 1

Quarter End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Quarter**	Current Indicative Value	Accrued Tracking Fee for the Applicable Quarter***	Accrued Fees for the Applicable Quarter	Current Principal Amount #^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Valuation Level - Quarterly Initial Closing Level)/ Quarterly Initial Closing Level)	(1+(2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Rate x (the average of F and the Current Indicative Value for the prior Quarter) x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	1030.00	0.0300	1.060	0.1750	$106.00	$0.2159	$0.39	$105.61	$105.4841
2	1060.90	0.0300	1.060	0.1848	$111.95	$0.2284	$0.4132	$111.53	$111.4004
3	1092.73	0.0300	1.060	0.1952	$118.22	$0.2412	$0.4364	$117.79	$117.6486
4	1125.51	0.0300	1.060	0.2061	$124.86	$0.2547	$0.4609	$124.39	$124.2472
5	1159.27	0.0300	1.060	0.2177	$131.86	$0.2690	$0.4867	$131.37	$131.2159
6	1194.05	0.0300	1.060	0.2299	$139.25	$0.2841	$0.5140	$138.74	$138.5755
7	1229.87	0.0300	1.060	0.2428	$147.06	$0.3000	$0.5428	$146.52	$146.3478
8	1266.77	0.0300	1.060	0.2564	$155.31	$0.3169	$0.5733	$154.74	$154.5560
9	1304.77	0.0300	1.060	0.2708	$164.02	$0.3346	$0.6054	$163.42	$163.2247
10	1343.92	0.0300	1.060	0.2860	$173.22	$0.3534	$0.6394	$172.58	$172.3795
11	1384.23	0.0300	1.060	0.3020	$182.94	$0.3732	$0.6753	$182.26	$182.0478
12	1425.76	0.0300	1.060	0.3190	$193.20	$0.3942	$0.7131	$192.49	$192.2584
13	1468.53	0.0300	1.060	0.3369	$204.04	$0.4163	$0.7531	$203.28	$203.0417
14	1512.59	0.0300	1.060	0.3557	$215.48	$0.4396	$0.7954	$214.68	$214.4297
15	1557.97	0.0300	1.060	0.3757	$227.56	$0.4643	$0.8400	$226.72	$226.4565
16	1604.71	0.0300	1.060	0.3968	$240.33	$0.4903	$0.8871	$239.44	$239.1579
17	1652.85	0.0300	1.060	0.4190	$253.81	$0.5178	$0.9368	$252.87	$252.5716
18	1702.43	0.0300	1.060	0.4425	$268.04	$0.5469	$0.9894	$267.05	$266.7377
19	1753.51	0.0300	1.060	0.4673	$283.08	$0.5775	$1.0449	$282.03	$281.6983
20	1806.11	0.0300	1.060	0.4936	$298.95	$0.6099	$1.1035	$297.85	$297.4980

Cumulative Index Return:	80.61%
Return on Securities (assumes no early redemption):	197.85%

*	The Index Closing Level is also: (i) the Quarterly Initial Closing Level for the following quarter; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the payment at maturity.
**	Accrued Financing Charge is calculated on an act/360 basis (30-day months are assumed for the above calculations).
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations). The actual Accrued Tracking Fee will be computed using the daily values of the Current Indicative Values for the immediately preceding Trading Day for each day in the applicable quarter. However for simplification the computations above assume the Current Indicative Value is the average of the Current Indicative Values as of the last Trading Day in the current and immediately prior quarter.
****	Previous Current Principal Amount is also the Financing Level.
#	This is also the Call Settlement Amount.
^	For the final quarter, this is also the payment at maturity.

Hypothetical Examples

Example 2

Quarter End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Quarter**	Current Indicative Value	Accrued Tracking Fee for the Applicable Quarter***	Accrued Fees for the Applicable Quarter	Current Principal Amount #^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Valuation Level - Quarterly Initial Closing Level)/ Quarterly Initial Closing Level)	(1 +(2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Rate x (the average of F and the Current Indicative Value for the prior Quarter) x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	970.00	-0.0300	0.940	0.1750	$94.00	$0.2033	$0.3783	$93.62	$93.4967
2	940.90	-0.0300	0.940	0.1638	$88.00	$0.1907	$0.3546	$87.65	$87.5328
3	912.67	-0.0300	0.940	0.1534	$82.39	$0.1786	$0.3320	$82.06	$81.9493
4	885.29	-0.0300	0.940	0.1436	$77.14	$0.1672	$0.3108	$76.82	$76.7220
5	858.73	-0.0300	0.940	0.1344	$72.22	$0.1565	$0.2910	$71.92	$71.8281
6	832.97	-0.0300	0.940	0.1259	$67.61	$0.1465	$0.2724	$67.34	$67.2464
7	807.98	-0.0300	0.940	0.1178	$63.30	$0.1372	$0.2550	$63.04	$62.9569
8	783.74	-0.0300	0.940	0.1103	$59.26	$0.1284	$0.2388	$59.02	$58.9411
9	760.23	-0.0300	0.940	0.1033	$55.48	$0.1202	$0.2235	$55.26	$55.1814
10	737.42	-0.0300	0.940	0.0967	$51.94	$0.1126	$0.2093	$51.73	$51.6615
11	715.30	-0.0300	0.940	0.0905	$48.63	$0.1054	$0.1959	$48.43	$48.3662
12	693.84	-0.0300	0.940	0.0848	$45.52	$0.0987	$0.1834	$45.34	$45.2810
13	673.03	-0.0300	0.940	0.0793	$42.62	$0.0924	$0.1717	$42.45	$42.3927
14	652.84	-0.0300	0.940	0.0743	$39.90	$0.0865	$0.1608	$39.74	$39.6886
15	633.25	-0.0300	0.940	0.0695	$37.36	$0.0810	$0.1505	$37.21	$37.1569
16	614.25	-0.0300	0.940	0.0651	$34.97	$0.0758	$0.1409	$34.83	$34.7868
17	595.83	-0.0300	0.940	0.0610	$32.74	$0.0710	$0.1319	$32.61	$32.5678
18	577.95	-0.0300	0.940	0.0571	$30.65	$0.0664	$0.1235	$30.53	$30.4904
19	560.61	-0.0300	0.940	0.0534	$28.70	$0.0622	$0.1156	$28.58	$28.5455
20	543.79	-0.0300	0.940	0.0500	$26.87	$0.0582	$0.1083	$26.76	$26.7247

Cumulative Index Return:	-45.62%
Return on Securities (assumes no early redemption):	-73.24%

*	The Index Closing Level is also: (i) the Quarterly Initial Closing Level for the following quarter; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the payment at maturity.
**	Accrued Financing Charge is calculated on an act/360 basis (30-day months are assumed for the above calculations).
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations). The actual Accrued Tracking Fee will be computed using the daily values of the Current Indicative Values for the immediately preceding Trading Day for each day in the applicable quarter. However for simplification the computations above assume the Current Indicative Value is the average of the Current Indicative Values as of the last Trading Day in the current and immediately prior quarter.
****	Previous Current Principal Amount is also the Financing Level.
#	This is also the Call Settlement Amount.
^	For the final quarter, this is also the payment at maturity.

Hypothetical Examples

Example 3

Quarter End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Quarter**	Current Indicative Value	Accrued Tracking Fee for the Applicable Quarter***	Accrued Fees for the Applicable Quarter	Current Principal Amount #^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Valuation Level - Quarterly Initial Closing Level)/ Quarterly Initial Closing Level)	(1 +(2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Rate x (the average of F and the Current Indicative Value for the prior Quarter) x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	1030.00	0.0300	1.060	0.1750	$106.00	$0.2159	$0.3909	$105.61	$105.4841
2	1060.90	0.0300	1.060	0.1848	$111.95	$0.2284	$0.4132	$111.53	$111.4004
3	1092.73	0.0300	1.060	0.1952	$118.22	$0.2412	$0.4364	$117.79	$117.6486
4	1125.51	0.0300	1.060	0.2061	$124.86	$0.2547	$0.4609	$124.39	$124.2472
5	1159.27	0.0300	1.060	0.2177	$131.86	$0.2690	$0.4867	$131.37	$131.2159
6	1194.05	0.0300	1.060	0.2299	$139.25	$0.2841	$0.5140	$138.74	$138.5755
7	1229.87	0.0300	1.060	0.2428	$147.06	$0.3000	$0.5428	$146.52	$146.3478
8	1266.77	0.0300	1.060	0.2564	$155.31	$0.3169	$0.5733	$154.74	$154.5560
9	1304.77	0.0300	1.060	0.2708	$164.02	$0.3346	$0.6054	$163.42	$163.2247
10	1343.92	0.0300	1.060	0.2860	$173.22	$0.3534	$0.6394	$172.58	$172.3795
11	1303.60	-0.0300	0.940	0.3020	$162.23	$0.3515	$0.6536	$161.58	$161.3595
12	1264.49	-0.0300	0.940	0.2828	$151.88	$0.3292	$0.6119	$151.27	$151.0668
13	1226.56	-0.0300	0.940	0.2647	$142.19	$0.3082	$0.5729	$141.62	$141.4307
14	1189.76	-0.0300	0.940	0.2478	$133.12	$0.2885	$0.5363	$132.59	$132.4092
15	1154.07	-0.0300	0.940	0.2320	$124.63	$0.2701	$0.5021	$124.13	$123.9632
16	1119.44	-0.0300	0.940	0.2172	$116.68	$0.2529	$0.4701	$116.21	$116.0559
17	1085.86	-0.0300	0.940	0.2034	$109.24	$0.2368	$0.4401	$108.80	$108.6530
18	1053.29	-0.0300	0.940	0.1904	$102.27	$0.2216	$0.4120	$101.86	$101.7223
19	1021.69	-0.0300	0.940	0.1783	$95.75	$0.2075	$0.3858	$95.36	$95.2337
20	991.04	-0.0300	0.940	0.1669	$89.64	$0.1943	$0.3612	$89.28	$89.1590

Cumulative Index Return:	-0.90%
Return on Securities (assumes no early redemption):	-10.72%

*	The Index Closing Level is also: (i) the Quarterly Initial Closing Level for the following quarter; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the payment at maturity.
**	Accrued Financing Charge is calculated on an act/360 basis (30-day months are assumed for the above calculations).
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations). The actual Accrued Tracking Fee will be computed using the daily values of the Current Indicative Values for the immediately preceding Trading Day for each day in the applicable quarter. However for simplification the computations above assume the Current Indicative Value is the average of the Current Indicative Values as of the last Trading Day in the current and immediately prior quarter.
****	Previous Current Principal Amount is also the Financing Level.
#	This is also the Call Settlement Amount.
^	For the final quarter, this is also the payment at maturity.

Hypothetical Examples

Example 4

Quarter End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Quarter**	Current Indicative Value	Accrued Tracking Fee for the Applicable Quarter***	Accrued Fees for the Applicable Quarter	Current Principal Amount #^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Valuation Level - Quarterly Initial Closing Level)/ Quarterly Initial Closing Level)	(1 +(2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Rate x (the average of F and the Current Indicative Value for the prior Quarter) x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	970.00	-0.0300	0.940	0.1750	$94.00	$0.2033	$0.3783	$93.62	$93.4967
2	940.90	-0.0300	0.940	0.1638	$88.00	$0.1907	$0.3546	$87.65	$87.5328
3	912.67	-0.0300	0.940	0.1534	$82.39	$0.1786	$0.3320	$82.06	$81.9493
4	885.29	-0.0300	0.940	0.1436	$77.14	$0.1672	$0.3108	$76.82	$76.7220
5	858.73	-0.0300	0.940	0.1344	$72.22	$0.1565	$0.2910	$71.92	$71.8281
6	832.97	-0.0300	0.940	0.1259	$67.61	$0.1465	$0.2724	$67.34	$67.2464
7	807.98	-0.0300	0.940	0.1178	$63.30	$0.1372	$0.2550	$63.04	$62.9569
8	783.74	-0.0300	0.940	0.1103	$59.26	$0.1284	$0.2388	$59.02	$58.9411
9	760.23	-0.0300	0.940	0.1033	$55.48	$0.1202	$0.2235	$55.26	$55.1814
10	737.42	-0.0300	0.940	0.0967	$51.94	$0.1126	$0.2093	$51.73	$51.6615
11	759.55	0.0300	1.060	0.0905	$54.83	$0.1119	$0.2024	$54.63	$54.5673
12	782.33	0.0300	1.060	0.0956	$57.91	$0.1181	$0.2138	$57.70	$57.6279
13	805.80	0.0300	1.060	0.1010	$61.16	$0.1248	$0.2257	$60.93	$60.8601
14	829.98	0.0300	1.060	0.1066	$64.59	$0.1318	$0.2384	$64.35	$64.2736
15	854.88	0.0300	1.060	0.1126	$68.21	$0.1392	$0.2518	$67.96	$67.8785
16	880.52	0.0300	1.060	0.1189	$72.04	$0.1470	$0.2659	$71.77	$71.6856
17	906.94	0.0300	1.060	0.1256	$76.08	$0.1552	$0.2808	$75.80	$75.7063
18	934.15	0.0300	1.060	0.1326	$80.34	$0.1639	$0.2966	$80.05	$79.9524
19	962.17	0.0300	1.060	0.1401	$84.85	$0.1731	$0.3132	$84.54	$84.4368
20	991.04	0.0300	1.060	0.1479	$89.61	$0.1828	$0.3308	$89.28	$89.1726

Cumulative Index Return:	-0.90%
Return on Securities (assumes no early redemption):	-10.72%

*	The Index Closing Level is also: (i) the Quarterly Initial Closing Level for the following quarter; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the payment at maturity.
**	Accrued Financing Charge is calculated on an act/360 basis (30-day months are assumed for the above calculations).
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations). The actual Accrued Tracking Fee will be computed using the daily values of the Current Indicative Values for the immediately preceding Trading Day for each day in the applicable quarter. However for simplification the computations above assume the Current Indicative Value is the average of the Current Indicative Values as of the last Trading Day in the current and immediately prior quarter.
****	Previous Current Principal Amount is also the Financing Level.
#	This is also the Call Settlement Amount.
^	For the final quarter, this is also the payment at maturity.

Hypothetical Examples

We cannot predict the actual Index Closing Level on any Trading Day or the market value of your Securities, nor can we predict the relationship between the Index Closing Level and the market value of your Securities at any time prior to the Maturity Date. The actual amount that a holder of the Securities will receive at maturity, early redemption, acceleration, or upon exercise by UBS of its call right, as the case may be, and the rate of return on the Securities, will depend on the quarterly compounded leveraged return of the Index and, if positive, whether it will be sufficient to offset the negative effect of the Accrued Fees and the Loss Rebalancing Fees, if applicable, over the relevant period and, if applicable, the Redemption Fee. Moreover, the assumptions on which the hypothetical returns are based are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your Securities, if any, on the Maturity Date, Call Settlement Date, Acceleration Settlement Date or the relevant Redemption Date, as applicable, may be very different from the information reflected in the tables above.

The hypothetical examples above are provided for purposes of information only. The hypothetical examples are not indicative of the future performance of the Index on any Trading Day, the Index Valuation Level, or what the value of your Securities may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the Securities. The performance data shown above is for illustrative purposes only and does not represent the actual or expected future performance of the Securities.

The Russell 1000® Growth Total Return Index

We have derived all information contained in this prospectus supplement regarding the Russell 1000® Growth Total Return Index (the “Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Russell Investments, a subsidiary of Russell Investment Group (the “Index Sponsor”). UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Index .You should make your own investigation into the Index.

Index Description

The Index is a sub-group of the Russell 1000® Index which measures the composite price performance of stocks of 1,000 companies (the “Russell 1000® component stocks”) incorporated in the U.S. and its territories. All 1,000 stocks are traded on a major U.S. exchange and are the 1,000 largest securities that form the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market. The Russell 1000® Index consists of the largest 1,000 companies included in the Russell 3000 Index and represents approximately 92% of the total market capitalization of the U.S. equity market. The Russell 1000® Index is designed to track the performance of the large-capitalization segment of the U.S. equity market.

Two versions of the Russell 1000® Growth Index are calculated — a price return index, the Russell 1000® Growth Index, and a total return index, the Russell 1000® Growth Total Return Index. The price return index is ordinarily calculated without regard to cash dividends on Russell 1000® Growth Index securities. The total return index reinvests regular cash dividends on the ex-date.

Selection of stocks underlying the Index.

To be eligible for inclusion in the Russell 1000® Index, and, consequently, the Index, a company’s stocks must be listed on the last trading day in May of a given year and Russell Investments must have access to documentation verifying the company’s eligibility for inclusion. Eligible initial public offerings are added to Russell U.S. Indices at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

Only companies that are determined to be part of the U.S. equity market are eligible for inclusion in the Index. All securities eligible for inclusion must trade on a major U.S. exchange. Bulletin board, pink sheet or over-the-counter traded securities are not eligible for inclusion. Stocks must have a close price at or above $1.00 on their primary exchange or on another major U.S. exchange on the last trading day in May to be considered eligible for inclusion. The following companies are specifically excluded from the Index: (i) companies with a total market capitalization less than $30 million; (ii) companies with only a small portion of their shares available in the marketplace (companies with 5% or less available shares will be removed from eligibility); (iii) royalty trusts, U.S. limited liability companies, closed-end investment companies (including Business Development Companies), blank check companies, special purpose acquisition companies and limited partnerships. Exchange Traded Funds and mutual funds are also excluded. In addition, preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights and trust receipts are not eligible for inclusion.

Russell Investments uses a “non-linear probability” method to assign stocks to the growth and value style indices. The term “probability” is used to indicate the degree of certainty that a stock is value or

The Russell 1000® Growth Total Return Index

growth based on its relative book-to-price (B/P) ratio, I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year). This method allows stocks to be represented as having both growth and value characteristics, while preserving the additive nature of the indices.

The process for assigning growth and value weights is applied separately to the stocks in the Russell 1000® Index. The stocks in the Russell 1000® Index are ranked by their adjusted book-to-price ratio (B/P), their I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year). These rankings are converted to standardized units, where the value variable represents 50% of the score and the two growth variables represent the remaining 50%. The variables are combined to produce a Composite Value Score (CVS). Stocks are then ranked by their CVS, and a probability algorithm is applied to the CVS distribution to assign growth and value weights to each stock. In general, stocks with a lower CVS are considered growth, stocks with a higher CVS are considered value, and stocks with a CVS in the middle range are considered to have both growth and value characteristics, and are weighted proportionately in the growth and value index. Stocks are always fully represented by the combination of their growth and value weights, e.g., a stock that is given a 20% weight in a Russell value index will have an 80% weight in the corresponding Russell growth index.

The growth and value probabilities will always sum to 100%. Hence, the sum of a stock’s market capitalization in the growth and value index will always equal its market capitalization in the Russell 1000® Index.

Roughly 70% of the available market capitalization is classified as all growth or all value. The remaining 30% have some portion of their market value in either the value or growth index, depending on their relative distance from the median value score. Note that there is a small position cutoff rule. If a stock’s weight is more than 95% in one style index, its weight is increased to 100% in the index. This rule eliminates many small weightings and makes passive management easier.

The Index, along with the Russell 1000® Index, is reconstituted annually to reflect changes in the marketplace. The list of companies is ranked based on the total market capitalization as of the last trading day in May of each year, with the actual reconstitution effective on the first trading day following the final Friday of June each year. Changes in the constituents are preannounced and subject to change if any corporate activity occurs or if any new information is received prior to release.

Capitalization Adjustments

The Index is float-adjusted and market-capitalization weighted. The Index’s current value is calculated by adding the market values of the Russell 1000® Index’s component stocks, which are derived by multiplying the primary closing price of each stock by the number of available shares, to arrive at the total market capitalization of the 1,000 stocks. The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Index on its base date. In order to provide continuity for the Index’s values, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for Russell 1000® component stocks, company additions or deletions, corporate restructurings and other capitalization changes.

Available shares are assumed to be shares available for trading. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Index.

The Russell 1000® Growth Total Return Index

The following types of shares are considered unavailable and are removed from total market capitalization to arrive at free float or available market capitalization. Adjustments are based on information recorded in corporate filings with the Securities and Exchange Commission. Other sources are used in cases of missing or questionable data.

➢	ESOP or LESOP shares that comprise 10% or more of the shares outstanding are adjusted;

➢

Corporate cross-owned shares — shares held by another member of a Russell index (including Russell global indexes) are considered cross-owned shares, and all such shares will be adjusted regardless of percentage held;

➢

Large corporate and private holdings – Shares held by another listed company or by private individuals will be adjusted if they exceed 10% of shares outstanding. Share percentage is determined by those shares held either by an individual or by a group of individuals acting together. However, not to be included in this class are institutional holdings, including, investment companies, partnerships, insurance companies, mutual funds, banks or venture capital firms unless these firms have a direct relationship to the company, such as board representation, in which case they are considered strategic holdings and are included with the officers/directors group;

➢	Unlisted share classes — classes of common stock that are not traded on a U.S. securities exchange;

➢

Initial public offering lock-ups — shares locked-up during an initial public offering are not available to the public and will be excluded from the market value at the time the initial public offering enters the index; and

➢	Government holdings:

➢	Direct government holders — holdings listed as “government of” are considered unavailable and will be removed entirely from available shares;

➢	Indirect government holders — shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%; and

➢	Government pensions — holdings by government pension plans are considered institutional holdings and will not be removed from available shares.

Corporate Actions Affecting the Index

Russell applies corporate actions to its indices on a daily basis, both to reflect the evolution of securities and to assure that the indices remain highly representative of the U.S. equity market. There are many types of corporates actions, but some of the most common are described below, along with their treatment within the Index:

➢

“No Replacement” Rule — Securities that leave the Index for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Index over the past year will fluctuate according to corporate activity.

➢

Delisting — Only companies listed on U.S. exchanges are included in the Russell U.S. indexes. Therefore, when a company is delisted from a U.S. exchange and moved to OTC, the company is removed from the Russell Indexes. When this occurs, the company is removed either at the close of the current day at the last traded price, or the following day, using the closing OTC price.

The Russell 1000® Growth Total Return Index

➢

Mergers and Acquisitions — When acquisitions or mergers take place between Index members, the target company is deleted from the Index and the company’s market capitalization simultaneously moves to the acquiring stock. Cross-ownership and style of the surviving entity is determined by a weighted average (by market value) of the cross-ownership and style probabilities of the two (or more) previous companies prior to the merger. Market values the day before the Russell effective date are used for this determination. Given sufficient market hours after the confirmation of the merger or acquisition, Russell effects the action after the close on the last day of trade of the target company.

➢

Rule for Additions — The only additions between reconstitution dates are as a result of spin-offs and initial public offerings. Spin-off companies will be added to the parent company’s index and capitalization tier of membership, if the spun-off company meets all Index eligibility requirements and its total market capitalization is greater than the market-adjusted total market capitalization of the smallest security in the Russell 3000E Index at the latest reconstitution.

Updates to Share Capital Affecting the Index

Each month, the Index is updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission. Only cumulative changes to shares outstanding greater than 5% will be reflected in the Index. This does not affect treatment of corporate-action driven changes, which are effective on the ex-date.

Historical Performance

The historical information presented below is based on the actual performance of the Index. Any historical upward or downward trend in value of the Index during the period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical Index returns do not give an indication of the future performance of the Index. UBS cannot make any assurance that the future performance of the Index will result in holders of the Securities receiving a positive return on their investment.

The Russell 1000® Growth Total Return Index

The table below sets forth the quarterly high and low closing levels for the Russell 1000® Growth Total Return Index, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the Russell 1000® Growth Total Return Index on May 12, 2015 was 930.3151.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2011	3/31/2011	532.6287	496.0900	525.1696
4/1/2011	6/30/2011	542.7569	504.1097	529.1482
7/1/2011	9/30/2011	546.1002	453.0753	459.6366
10/3/2011	12/30/2011	521.6377	446.7476	508.3876
1/3/2012	3/30/2012	586.0792	515.4297	583.0663
4/2/2012	6/29/2012	588.1154	530.6608	559.6155
7/2/2012	9/28/2012	604.0777	549.7194	593.7960
10/1/2012	12/31/2012	601.5143	556.3569	585.9564
1/2/2013	3/28/2013	641.8824	598.9941	641.8824
4/1/2013	6/28/2013	684.6245	629.9134	655.1206
7/1/2013	9/30/2013	721.1565	659.7897	708.2484
10/1/2013	12/31/2013	782.1630	693.7883	782.1630
1/2/2014	3/31/2014	805.4396	741.0324	790.9194
4/1/2014	6/30/2014	831.4962	762.9774	831.4962
7/1/2014	9/30/2014	858.5717	811.9583	843.8607
10/1/2014	12/31/2014	897.6451	795.7781	884.2339
1/2/2015	3/31/2015	936.2647	859.1164	918.1677
4/1/2015*	5/12/2015*	943.5481	914.3977	930.3151

* As of the date of this pricing supplement, available information for the second calendar quarter of 2015 includes data for the period from April 1, 2015 through May 12, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The Russell 1000® Growth Total Return Index

The graph below illustrates the performance of the Russell 1000® Growth Total Return Index from January 3, 2000 through May 12, 2015, based on information from Bloomberg. Past performance of the Index is not indicative of the future performance of the Index.

Disclaimer

Russell Investments and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Index, which is owned and published by Russell Investments, in connection with the Securities.

The Securities are not sponsored, endorsed, sold or promoted by Russell Investments. Russell Investments makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the Index to track general stock market performance or a segment of the same. Russell Investments’ publication of the Index in no way suggests or implies an opinion by Russell Investments as to the advisability of investment in any or all of the securities upon which the Index is based. Russell Investments’ only relationship to UBS is the licensing of certain trademarks and trade names of Russell Investments and of the Index, which is determined, composed and calculated by Russell Investments without regard to UBS or the securities. Russell Investments is not responsible for and has not reviewed the securities nor any associated literature or publications and Russell Investments makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell Investments reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Index. Russell Investments has no obligation or liability in connection with the administration, marketing or trading of the securities.

The Russell 1000® Growth Total Return Index

RUSSELL INVESTMENTS DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 1000® GROWTH INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL INVESTMENTS SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL INVESTMENTS MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, INVESTORS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 1000® GROWTH INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL INVESTMENTS MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 1000® GROWTH INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL INVESTMENTS HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The “Russell 1000® Index” is a trademark of Russell Investments and has been licensed for use by UBS. The Securities are not sponsored, endorsed, sold or promoted by Russell Investments and Russell Investments makes no representation regarding the advisability of investing in the securities.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Index.

Additional Terms of the Securities

The general terms of the Securities in the accompanying product supplement are modified by the specific definitions and terms below, in addition to the specific terms of the Securities described elsewhere in this pricing supplement.

“Intraday Indicative Value” means the approximate intrinsic economic value of the Securities calculated by NYSE Arca, Inc. and published on Bloomberg (based in part on information provided by the Index Sponsor) or a successor via the facilities on the Consolidated Tape Association under the symbol “FBGXIV”.

“Trading Day” means any day on which (i) trading is generally conducted on NYSE Arca and (ii) trading is generally conducted on the Primary Exchanges on which the Index Constituent Securities are traded, in each case as determined by the Calculation Agent.

“Primary Exchange” means, with respect to each Index Constituent Security or each constituent underlying a successor index, the primary exchange or market of trading for such Index Constituent Security or such constituent underlying a successor index.

Please see “Product Supplement Summary” and “General Terms of the Securities” in the accompanying product supplement for an explanation of the method for determining any payment at maturity, early redemption, acceleration or upon exercise by UBS of its call right.

Please see the accompanying product supplement for a description of the method for determining the payment at maturity, the Redemption Amount, the Call Settlement Amount and the Acceleration Amount, which also described how the Accrued Fees and the Redemption Fee are calculated, which begins on pages S-35, S-37, S-40 and S-41, respectively, of the accompanying product supplement.

Material U.S. Federal Income Tax Consequences

The following is a general description of the material United States federal tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments under the Securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The United States federal income tax consequences of your investment in the Securities are uncertain. The discussion below supplements the discussion under “U.S. Tax Considerations” in the accompanying prospectus and the discussion under “Material U.S. Federal Income Tax Consequences” of the accompanying product supplement and is subject to the assumptions, limitations and exceptions set forth therein. Except as otherwise noted under “Non-United States Holders” below, this discussion only applies to you if you are a United States holder, as that term is defined under “Material U.S. Federal Income Tax Consequences” of the accompanying product supplement.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, the Securities should be treated as a pre-paid derivative contract with respect to the Index and the terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. Under that treatment, you should generally recognize gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount realized and the amount you paid for your Securities. Subject to the constructive ownership rules discussed below, such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year (otherwise short-term capital gain or loss if you have held your Securities for one year or less). In general, your tax basis in your Securities will be equal to the price you paid for them. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations.

If one or more entities included in the Index are treated as a “pass-thru entity,” including, for example, a real estate investment trust (“REIT”), a regulated investment company, such as an exchange traded fund (“ETF”), PFIC, or other “pass-thru entity,” it is possible that the constructive ownership rules of Section 1260 of the Code may apply to your Securities. In such case, a portion of any long-term capital gain recognized by a U.S. holder with respect to the Securities that relates to such pass-thru entity might be recharacterized as ordinary income and subject to an interest charge. Accordingly, you should consult your tax advisor regarding the possible application of the constructive ownership rules to an investment in the Securities.

Alternative Treatments. For a discussion of the possible alternative treatments of your Securities, please see the discussion under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” of the accompanying product supplement.

Non-United States Holders. If you are a non-United States holder, as that term is defined under “Material U.S. Federal Income Tax Consequences — Non-United States Holders” of the accompanying product supplement, please see the discussion in that section regarding the tax treatment of a non-United States holder of the Securities, including the possibility that a non-United States holder of the Securities may be subject to tax at a rate of 30% (or lower treaty rate) with respect to any dividends paid on the Index Constituent Securities during the time it holds its Securities.

Supplemental Plan of Distribution

On the Initial Trade Date, we sold $550,000,000 aggregate Principal Amount of Securities to UBS Securities LLC at 100.00% of their stated Principal Amount. After the Initial Trade Date, from time to time we may sell a portion of the securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100.00% of the price at which the Securities are sold to the public, less any commissions paid to UBS Securities LLC. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities and may receive a portion of the Accrued Tracking Fee (as described in the accompanying product supplement). Additional Securities may be offered and sold from time to time through UBS Securities LLC, as agent, to investors and to dealers acting as principals for resale to investors. We may suspend or cease sales of the Securities at any time, at our discretion. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

Broker-dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement, the accompanying product supplement and the accompanying prospectus) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from us or from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

As described in more detail under “Use of Proceeds and Hedging” in the accompanying product supplement, we or one of our affiliates may enter into swap agreements or related hedge transactions with unaffiliated counterparties in connection with the sale of the Securities. UBS and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from UBS or its affiliates or by purchasing Securities from UBS or its affiliates subject to its obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

UBS reserves the right to pay a portion of the Accrued Tracking Fee to UBS Securities LLC and certain broker-dealers in consideration for services relating to the Securities including, but not limited to, promotion and distribution.

Supplemental Plan of Distribution

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds from the offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

ANNEX A

NOTICE OF EARLY REDEMPTION

To: OL-EarlyRedemptions@ubs.com

Subject: ETN Notice of Early Redemption, CUSIP No.: 902677780

[BODY OF EMAIL]

Name of broker: [            ]

Name of beneficial holder: [            ]

Number of Securities to be redeemed: [            ]

Applicable Redemption Valuation Date: [    ], 20[    ]* ^

Broker Contact Name: [            ]

Broker Telephone #: [            ]

Broker DTC # (and any relevant sub-account): [            ]

The undersigned acknowledges that in addition to any other requirements specified in the product supplement relating to the Securities being satisfied, the Securities will not be redeemed unless (i) this notice of redemption is delivered to UBS Securities LLC by 12:00 noon (New York City time) on the Trading Day prior to the applicable Redemption Valuation Date; (ii) the broker’s confirmation of redemption, as completed and signed is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Redemption Valuation Date or the applicable last Trading Day in the Large Redemption Measurement Period, facing UBS Securities LLC DTC 642 and (iv) the undersigned instructs DTC to deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned further acknowledges that the undersigned has read the section “Risk Factors — You will not know the Redemption Amount at the time you elect to request that we redeem your Securities” in the product supplement relating to the Securities and the undersigned understands that it will be exposed to market risk on the Redemption Valuation Date for a Regular Redemption and during the Large Redemption Measurement Period for a Large Redemption.

/s/ [Undersigned]

*	Subject to adjustment as described in the product supplement relating to the Securities.
^	UBS Securities LLC will inform you whether the early redemption qualifies as a Regular Redemption or a Large Redemption.

A-1

ANNEX B

BROKER’S CONFIRMATION OF REDEMPTION

[TO BE COMPLETED BY BROKER]

Dated:

UBS Securities LLC

UBS Securities LLC, as Calculation Agent

Email: OL-EarlyRedemptions@ubs.com

To Whom It May Concern:

The holder of UBS AG $[        ] Medium-Term Notes, Series A, ETNs due June 19, 2024, CUSIP No. 902677780, redeemable for a cash amount based on the performance of the Russell 1000® Growth Total Return Index (the “Securities”) hereby irrevocably elects to receive, on the Redemption Date of [holder to specify],* with respect to the number of Securities indicated below, as of the date hereof, the Redemption Amount as described in the product supplement relating to the Securities, as supplemented by the pricing supplement relating to the Securities (as so supplemented, the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies that it understands that given the aggregate number of valid early redemption notices UBS received on [            ], the early redemption qualifies as a [for Regular Redemption: Regular Redemption] [for Large Redemption: Large Redemption].

The undersigned certifies to you that it will (i) book a DVP trade on the applicable [for Regular Redemption: Redemption Valuation Date] [for Large Redemption: on the last Trading Day in the applicable Large Redemption Measurement Period] with respect to the number of Securities specified below at a price per Security equal to the Redemption Amount, facing UBS Securities LLC DTC 642 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the Securities will not be redeemed unless (i) this broker’s confirmation of redemption is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (ii) the undersigned has booked a DVP trade on the applicable [for Regular Redemption: Redemption Valuation Date] [for Large Redemption: on the last Trading Day in the applicable Large Redemption Measurement Period], facing UBS Securities LLC DTC 642; and (iii) the undersigned will deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Very truly yours,
[NAME OF DTC PARTICIPANT HOLDER]

Name:
Title:
Telephone:
E-mail:

Number of Securities surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

E-mail:

(At least 12,500 Securities must be redeemed at one time to receive the Redemption Amount on any Redemption Date.)

*	Subject to adjustment as described in the product supplement relating to the Securities.

B-1

You should rely only on the information incorporated by reference or provided in this pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement is accurate as of any date other than the date on the front of the document.

Pricing Supplement

Risk Factors	PS-1
Hypothetical Examples	PS-4
The Russell 1000® Growth Total Return Index	PS-10
Additional Terms of the Securities	PS-17
Material U.S. Federal Income Tax Consequences	PS-18
Supplemental Plan of Distribution	PS-19
Conflicts of Interest	PS-20
Notice of Early Redemption	A-1
Broker’s Confirmation of Redemption	B-1

Product Supplement

Product Supplement Summary	S-1
Hypothetical Examples	S-14
Risk Factors	S-20
Valuation of the Index and the Securities	S-33
General Terms of the Securities	S-35
Use of Proceeds and Hedging	S-52
Material U.S. Federal Income Tax Consequences	S-53
Benefit Plan Investor Considerations	S-59
Supplemental Plan of Distribution	S-61
Conflicts of Interest	S-61
Form of Notice of Early Redemption	A-1
Form of Broker’s Confirmation of Redemption	B-1

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	7
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	32
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	55
U.S. Tax Considerations	58
Tax Considerations Under the Laws of Switzerland	69
Benefit Plan Investor Considerations	71
Plan of Distribution	73
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$750,000,000

UBS AG FI Enhanced

Large Cap Growth ETN

due June 19, 2024

Amendment No. 2 to Pricing Supplement

dated May 14, 2015

(To Product Supplement dated

November 14, 2014 and Prospectus dated

November 14, 2014)

UBS Investment Bank